EXHIBIT 10.7

                                   (REDACTED)

      [ * ] = Confidential materials omitted and filed separately with the
                      Securities and Exchange Commission.




















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         THIS AGREEMENT is entered into as of the 21st day of January, 1999 (the
"Effective Date") by and between the University Court of the University of Edinburgh ("University"), and Agritope, Inc., a Delaware corporation ("Agritope").

         A. University, in part through the use of activation tagging techniques, intends to develop, by means of the research program to be carried out pursuant to this Agreement and will therefore own all right, title and interest in and to certain Arabidopsis plants, and associated germplasm, gene constructs, seeds and other tissues, DNA sequences and information derived by University therefrom (together called herein the "Collection").

         B. Agritope is experienced in the management of large scale research programs and in genetic studies and techniques likely to be useful in the screening and analysis of the Collection. Agritope believes that useful information may be derived from the Collection, which may aid in the discovery or development of commercializable products, and desires to help, support and participate with University in such a research program for that purpose.

         C. University desires Agritope's support and participation in such a research program, and is willing to grant Agritope certain licenses and options to University and certain third-party rights in connection therewith and with the potential commercialization of such products.

         NOW THEREFORE the parties hereby agree as follows:

1.       DEFINITIONS

         1.1 "AFFILIATE" of Agritope shall mean any entity that, directly or indirectly, owns and controls the voting of at least 50% of the voting capital shares of Agritope (a "Parent" entity), or at least 50% of the voting capital shares (or equivalent control) of which is, directly or indirectly, owned, and the voting of which is controlled, by Agritope, its Parent or any other Affiliate of Agritope.

         1.2 "AGRITOPE-DISCOVERED PRODUCTS" shall mean genes, information about gene function, products, processes and technologies (including without limitation Joint Inventions), the discovery or isolation of which was made by Agritope or its Affiliates from or using physical materials provided to Agritope by University as part of the Collection, whether or not in the course of the Research Program, and whether or not the same also may be University-Discovered Products or Third-Party Researcher-Discovered Products.

         1.3 "COMMITMENT DATE" shall mean, as to any Licensed Product or Agritope-Discovered Product, the first date on which Agritope or its Affiliate has done any of the following, bearing on such product:

              (a)      submitted any regulatory filing;

              (b)      commenced any material field trial;



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              (c)      entered into any relationship with a commercialization
                       party such as a distributor, seed company, and other marketer.

         1.4 "CONFIDENTIAL TECHNOLOGY" shall mean all technology and related information that is, at the relevant time hereunder, required to be protected as confidential pursuant to Section 7 hereof. "Confidential Program Technology" shall mean the Program Technology that is also Confidential Technology.

         1.5 "ENABLEMENT PERIOD" shall mean the period beginning on the Effective Date and extending until the third anniversary of the last payment made by Agritope to University under Section 3 hereof.

         1.6 "EXCLUSIVITY PERIOD" shall mean that period during the License Period that is determined on a territory by territory basis for each Agritope-Discovered Product and that extends from the Effective Date until there are no longer any Licensed Patents in that territory applicable to the making, using, selling, offering for sale or importing of the relevant Agritope-Discovered Product, or, if later, until all of the Confidential Program Technology relevant to the applicable Agritope-Discovered Product or its development has been disclosed without restriction to the public (but in the case of territories in the European Union where there are no longer any Licensed Patents based at least in part on technology existing as of the Effective Date, the Exclusivity Period applicable to the relevant Agritope-Discovered Product will not extend longer in such territory than ten years from the first commercial sale thereof in any territory in the European Union). Restrictions on passive marketing (i.e., merely accepting unsolicited orders) of a Licensed Product in the European Union will not (unless otherwise permitted under applicable law) last more than five years from the first commercial sale thereof in any territory in the European Union.

         1.7 "INVENTOR'S DISCLOSURE" shall mean the formal written documentation by a scientist or other inventor of any Program Technology with respect to such Program Technology. A "Preliminary Inventor's Disclosure" means such documentation that includes at least a description of the nature and operative principle of the Program Technology, and of its likely uses. The "Interim Inventor's Disclosure" shall mean a disclosure, including information (to the extent available) of the sort to be mutually agreed by the parties following the submission of the Preliminary Inventor's Disclosure, and to be submitted within six months following the submission of the Preliminary Inventor's Disclosure. The "Final Inventor's Disclosure" shall mean such a disclosure that includes at least the information of a Preliminary Inventor's Disclosure, plus a full technical disclosure of a technology, and, where such Program Technology may be patentable, also including all information normally required to support a regular (i.e., not merely provisional) patent application thereon, considered in the light of normal industry and academic practice for such disclosures.

         1.8  "JOINT INVENTIONS" shall mean any inventions or technology that is



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              jointly conceived or reduced to practice by or for University and
              Agritope (or University and any Agritope Affiliate).

         1.9 "LICENSE PERIOD" shall mean, as to each Licensed Product and each Agritope-Discovered Product in each territory in the world, the period from the Option Exercise through the last to occur of the following:

              (a) the [ * ] of the first commercial launch of such product anywhere in the world;

              (b) the expiration of the Exclusivity Period applicable to such a product in such territory.

         1.10 "LICENSED PATENTS" shall mean University's or any Third-Party Researcher's rights under patents in any and all territories, if any, obtained and in force during the term of this Agreement, and all patent applications arising on or after the Effective Date, in each case covering or disclosing: (a) any aspect or part of the Collection or the development or use thereof; (b) any of University's techniques, improvements, modifications, alterations, or enhancements to the Collection or with respect to the design, development or use of such collections developed in the course of the Research Program; or (c) any inventions that are made or acquired in whole or in part during and in the course of the Research Program or that otherwise disclose or cover any of the Program Technology.

         1.11 "LICENSED PRODUCTS" shall mean the University-Discovered Products and the Third-Party Researcher-Discovered Products, and any of them.

         1.12 "NET SALES" shall mean payments received by Agritope or an Affiliate from non-Affiliates to the extent pertaining to net sales of a Licensed Product or an Agritope-Discovered Product by Agritope or such Affiliate, as the case may be. The calculation of Net Sales shall include amounts specifically identifiable to such Licensed Product or Agritope-Discovered Product and amounts allocated to the Licensed Product or Agritope-Discovered Product, it being understood that amounts which are not specifically identifiable to the Licensed Product or Agritope-Discovered Product by virtue of their being identifiable to a group of products that includes the Licensed Product or Agritope-Discovered Product shall be allocated thereto in a consistent and equitable manner which will equitably reflect the contribution of the Licensed Product or Agritope-Discovered Product to such Net Sales. Amounts to be included in the calculation of Net Sales shall be those representing the gross amount received, less:

              (a) quantity and/or normal and customary cash discounts allowed or taken;

              (b) credits, free goods, rebates and/or adjustments allowed to or taken by bona fide arms' length purchasers by reason of rejections, returns, retroactive price reductions, or volume purchasing discounts; and



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

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              (c)      allowances for freight, taxes and insurance.

         1.13 "PROGRAM COORDINATOR(S)" shall mean the individual at Agritope and the individual at University that are given the primary responsibility to coordinate and to facilitate the respective parties' activities in terms of the Research Program. University's initial Program Coordinator is Chris Lamb, Ph.D., and Agritope's initial Program Coordinator is D. Ry Wagner, Ph.D. The parties may replace their respective Program Coordinators from time to time as the need arises due to departures of personnel or the like, provided that the replacement is reasonably acceptable to the other party.

         1.14 "PROGRAM TECHNOLOGY" shall mean the Collection as developed by University in terms of the Research Program and all related information, technical or otherwise developed or discovered by University in terms of the Research Program (or by a Third-Party Researcher in whole or in part from or using any part of the Collection, whether or not in the course of the Research Program, but during the Funding Period), including, but not limited to, that comprised in techniques, improvements, modifications, alterations, or enhancements with respect to the design, development or use of such collections, formulae, protein sequences, gene constructs, genes, information about gene function, data, techniques, manuals, instructions, samples, or inventions, development processes, assays, improvements, and specifications.

         1.15 "RESEARCH PROGRAM" shall mean the program of work to be carried out by University in accordance with the provisions of Section 2 hereof on behalf of Agritope.

         1.16 "SUBLICENSING FEES" shall mean the total consideration, in cash or in-kind, including without limitation up front payments and royalties, received by Agritope or an Affiliate from non-Affiliates in return for the grant of any sublicense by it of any rights under any of the Licensed Patents or Program Technology, but excluding: [ * ] The calculation of Sublicensing Fees shall include amounts specifically identifiable to the rights sublicensed and amounts allocated to such rights, it being understood that amounts which are not specifically identifiable to the sublicensed rights by virtue of their being identifiable to a group of products or services that includes the sublicensed rights shall be allocated thereto in a consistent and equitable manner which will equitably reflect the contribution of the sublicensed rights to such Sublicensing Fees.

         1.17 "THIRD-PARTY RESEARCHER" shall mean any person or entity (other than staff or students of the University) to which the University provides any portion of the Collection, or any access thereto or rights to the use thereof, it being agreed that University shall, within thirty days thereof, give Agritope notice of any such provision of any of the Collection to any third party.

         1.18 "THIRD-PARTY RESEARCHER-DISCOVERED PRODUCTS" shall mean genes,



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

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              information about gene function, products, processes and
              technologies (including without limitation Joint Inventions), the discovery or isolation of which was made by a Third-Party Researcher from or using physical materials that are part of the Collection and that were provided to such third party by the University, whether or not in the course of the Research Program.

         1.19 "UNIVERSITY-DISCOVERED PRODUCTS" shall mean:

         (a) the "Unrestricted University-Discovered Products" which are genes, information about gene function, products, processes and technologies (including without limitation Joint Inventions), the discovery or isolation of which was, prior to the 90th day following the end of the Funding Period, made by University from or using physical materials that are part of the Collection, whether or not in the course of the Research Program, funded through (i) the use in whole or in part of Agritope's funding (other than the mere use of the Collection) or (ii) University's own resources (without any third-party funding) or (iii) third-party sources under terms which do not have any conditions or requirements that would be inconsistent with Agritope's obtaining exclusive rights as described in
                  Section 4.6; and

         (b) the "Restricted University-Discovered Products" which are genes, information about gene function, products, processes and technologies (including without limitation Joint Inventions), the discovery or isolation of which was, prior to the 90th day following the end of the Funding Period, made by University from or using physical materials that are part of the Collection, whether or not in the course of the Research Program, funded without any use of Agritope's funding (other than the mere use of the Collection) and with third-party funding sources under terms which require (despite all reasonable efforts of the University, after consultation with Agritope, to avoid the imposition of such requirement) that such source will obtain a commercialization right in discoveries made with such funding that would be inconsistent with Agritope's obtaining exclusive rights as described in
                  Section 4.6.

         2.       RESEARCH PROGRAM

         2.1 University and Agritope shall cooperatively and in good faith engage in and conduct the Research Program. The conduct of the Research Program shall be coordinated on a day-to-day basis by the parties' Program Coordinators, in consultation with each other. The Program Coordinators will be guided by the detailed Research Plan to be approved by the parties in terms of Section 2.2 hereof. Any material changes to the Research Plan will require the written approval of both parties.

         2.2 Forthwith after the Effective Date, and subject to payment by Agritope to University of the sum specified in Section 3.1 hereof,



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              the parties will consult and co-operate with each other in the preparation of a formal and complete Research Plan document directed at the achievement of the tasks described in Section 2.4 (the "Research Plan") to be finalised within a period not exceeding twelve months from the Effective Date.

         2.3 Agritope will be entitled to give formal notice to University of its wish to proceed with the Research Program (the "Option Exercise") at any time from the Effective Date through the later of the first anniversary of the Effective Date or the thirtieth
              (30th) day following the finalization of the Research Plan.

         2.4 Forthwith after the Option Exercise, and subject to payment by Agritope to University on the due dates of the sums specified in Sections 3.2 and 3.3 hereof, University will, in accordance with the Research Plan, carry out the following principal tasks (as well, incidentally, as possibly developing new and improved techniques, modifications, alterations, or enhancements with respect to the design, development or use of collections such as the Collection):

              (i)      create activation tagged lines;

              (ii)     grow primary transformants of Arabidopsis plants;

              (iii)    document interesting visible traits;

              (iv) collect, archive/register, and store seed of primary transformants; transmit samples of all such seeds to Agritope;

              (v) screen for various traits of special interest to University researchers, and characterise the underlying genes and gene function;

              (vi) submit periodic and final documentation and communications to Agritope of the results of all University activities and, as reported to the University, of any activities of Third-Party Researchers bearing in any way on the Program Technology or this Agreement, including without limitation in each case (as to the University and Third-Party Researchers) copies of all Inventor's Disclosures within 10 days of their first preparation; and

              (vii) University will, during the period from the Effective Date until Agritope makes its last payment under Section 3 (the "Funding Period"), consult and cooperate with Agritope as reasonably requested in connection with Agritope's and its Affiliates' and sublicensees' further use of the Collection.

3.  OPTION FEE; RESEARCH PROGRAM FUNDING

         3.1 Agritope shall pay University a non-refundable fee of US $10,000 within thirty days following the Effective Date, which the University agrees to apply to support the University's Institute of Cell and Molecular Biology.



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         3.2  Beginning on the first day of the first calendar month following the Option Exercise, Agritope shall pay University the sum of US $5,000 on the first day of each quarter (which shall be a period of three consecutive calendar months, but not necessarily a calendar quarter), and continuing until the sum of US $100,000 (twenty such quarterly payments) has been paid under this Section. Such funds shall be administered in such ways as the University's Project Coordinator reasonably considers shall most effectively enhance the academic impact and industrial value of the Collection.

         3.3 Beginning on the first day of the first calendar month following the Option Exercise, Agritope shall pay University an additional sum of $150,000 on the first day of each such quarter, and continuing until the sum of $600,000 (four such quarterly payments) has been paid under this Section. Such funds shall be applied to support University's Research Program activities specifically described in Section 2.

         3.4 The sums stated above are exclusive of UK value added tax or similar UK fiscal taxes, if any, payable thereon either now or at any time hereafter, and where any such taxes are applicable, all payments to University shall be accompanied by the relevant tax at the rate in force at the time when the relevant payment fell due.

         3.5 In the event of non-payment of any sum due by Agritope on the due date for payment, interest shall be payable thereon by Agritope from the date when it fell due until paid at the rate of 3% per annum above the Bank of Scotland base rate from time to time.

         3.6 Except for the payments described above in this Section 3, each of the parties shall bear all of its own costs and expenses of the conduct of the Research Program and the performance of its tasks thereunder.

4.       OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

         4.1 Each party will, as between it and the other party hereto, retain ownership of any and all inventions, copyrights, trade secrets, patent rights and other technology and rights to the extent conceived or developed by its personnel or contractors, and University and Agritope (or University and an applicable Agritope Affiliate) shall co-own all Joint Inventions.

         4.2 University hereby grants to Agritope and its Affiliates a nonexclusive, paid-up, royalty-free, worldwide license, with right to sublicense, to use and to exercise the Licensed Patents and the Program Technology for research purposes.

         4.3 In recognition of Agritope's payments hereunder and its support in the creation of the Collection, University hereby undertakes not to give any third party access for any purpose to the Collection during the Enablement Period, provided that this shall not preclude access to the Collection by University staff or students



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              or any bona fide, non-profit Third-Party Researcher for research purposes only so long as University contractually prohibits any commercialisation or other exploitation of any part of the Collection by any such Third-Party Researcher during the Enablement Period and obtains in proper form grants of all rights necessary from any Third-Party Researchers in order for University to make the grants to Agritope and its Affiliates hereunder in and to the Program Technology, the Licensed Patents and any Third-Party Researcher-Discovered Products.

         4.4 University hereby grants to Agritope and its Affiliates a worldwide license, with right to sublicense, under the Licensed Patents and the Program Technology to make, have made, use, sell, offer for sale, and import any and all Licensed Products and Agritope-Discovered Products during the License Period. Such license shall be exclusive in the relevant territories during the Exclusivity Periods applicable to the relevant Agritope-Discovered Products and otherwise shall be nonexclusive (subject to later agreement on an exclusive license pursuant to Section 4.6). Agritope will notify University of any sublicenses granted hereunder within thirty days after each such grant.

         4.5 If Agritope or its Affiliates or sublicensee(s) wish to exploit a Licensed Product or an Agritope-Discovered Product commercially it or they shall be entitled to do so, but Agritope shall be obliged to pay to University a royalty (the "Royalties") equal to:

              (a) [ * ] of Sublicensing Fees (retaining their character as cash or in-kind) received during the License Period; and

              (b) [ * ] of Net Sales during the License Period for the right to use the Licensed Patents and the Program Technology in connection with such Licensed Product or Agritope-Discovered Product.


              (c) All Royalties shall be payable in US dollars and shall be due quarterly within 60 days following the end of each calendar quarter in respect of Sublicensing Fees and Net Sales received in such calendar quarter. Each such payment shall be accompanied by a statement of Sublicensing Fees and Net Sales for the quarter and the calculation of Royalties payable hereunder. Agritope and its Affiliates shall keep complete, true and accurate records for the purpose of showing the derivation of all Royalties payable to University under this Agreement. Agritope shall report at least quarterly to University as to whether there have been any Sublicensing Fees or Net Sales since the date of the last such report. University or its representatives shall have the right to inspect, copy, and audit such records at any time during reasonable business hours upon notice to



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

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                    Agritope or its Affiliate. Information gathered during any such inspection or audit shall be held in confidence by University, except to the extent any of the exceptions stated in Sections 7.1.1 - 7.1.6 apply thereto. Any such audit shall be at the expense of University, unless the inspection or audit reveals that, with respect to the period under audit, less than 95% of the Royalties due to University hereunder have been paid, in which event Agritope shall pay or reimburse University for the reasonable expenses of such inspection or audit (but not in any case in excess of the full amount of the deficiency discovered in such audit), in addition to University's other remedies for such underpayment.

         4.6 University hereby grants to Agritope and its Affiliates the right, during the Enablement Period, to obtain an exclusive, royalty-bearing, worldwide license, with right to sublicense, on the terms and conditions hereof (other than royalty rates and due diligence provisions, including minimum financial return provisions), to exploit, for the duration of the License Period, on the following basis, Unrestricted University-Discovered Products (but not Restricted University-Discovered Products and not any Unrestricted University-Discovered Product as to which Agritope has not, prior to the thirty-first day following the date of the Preliminary Inventor's Disclosure, elected that at least a provisional patent application be made with respect thereto) :-

              4.6.1 University shall not actively seek, nor shall it grant any license to any third party with respect to such an Unrestricted University-Discovered Product, unless this section has first been satisfied. If, prior to the thirty-first (31st) day following the date University provides to Agritope the Interim Inventor's Disclosure for such Unrestricted University-Discovered Product (the "Rights Expiration Date"), Agritope does not notify University that Agritope and its Affiliates desire to obtain an exclusive license to such Unrestricted University-Discovered Product, University will be free to negotiate for and to grant such a license to a third party, subject to the continuing nonexclusive licenses granted hereunder to Agritope and its Affiliates. If, prior to the Rights Expiration Date, Agritope notifies University that Agritope desires to enter into negotiations for such a license, University shall, for an additional period of [ * ], negotiate exclusively and in good faith with Agritope to determine the royalty and due diligence and minimum financial return provisions with respect thereto.

              4.6.2 If the procedure in Section 4.6.1 has not been followed as to any Unrestricted University-Discovered Product, Agritope may at any time during the Enablement Period notify University that Agritope or its Affiliate desires to obtain an exclusive, royalty-bearing, worldwide license, with right to sublicense, to exploit such Unrestricted University-Discovered Product for the duration of the



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

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                    License Period. In such event, University shall, for a
                    period of [ * ], negotiate exclusively and in good faith with Agritope or its Affiliate to determine the royalty and due diligence and minimum financial return provisions with respect thereto.

              4.6.3 If the parties have failed to agree on the level of
                    royalties and the due diligence and minimum financial return provisions during the [ * ] negotiation period, it shall be open to either party to request, at any time within a further period of [ * ], that these matters will be finally determined in accordance with reasonable and usual industry practice for such exclusive licenses by an expert who shall be mutually appointed by both parties.

         4.7  For the avoidance of doubt:

              4.7.1 nothing in this Agreement shall restrict University's right to use, or in accordance herewith to permit the use by Third-Party Researchers of, fundamental knowledge acquired by it in the course of the Research Program for education and/or research;

              4.7.2 Agritope further recognises that by charity law under
                    University policy the results of the Research Program should be publishable and agrees that the Program Coordinator and any other researchers engaged in the Research Program may present at seminars, symposia, national or regional professional meetings and publish in journals, theses or dissertations or otherwise of their own choosing, methods and results of the Research Program, provided however that Agritope have been furnished copies of any proposed publication or presentation at least three months in advance of the submission of such proposed publication or presentation to a journal editor or other third party. Agritope shall have one month after receipt of said copies to object to such proposed presentation or proposed publication if in Agritope's sole opinion a delay of publication is necessary in order to protect its commercial interests, or the commercial use to Agritope or its licensees of information derived from the Research Program, including the need to file protective applications with respect to the information proposed to be published. In the event that Agritope makes such objection, the Program Coordinator or such researchers shall refrain from making such publication or presentation for a maximum of three months from the date of receipt of such objection in order for Agritope to obtain appropriate protective applications. A delay imposed on submission for publication as a result of a requirement made by Agritope shall not exceed four months from the date of receipt of the said copies by Agritope, although University will not unreasonably refuse a request from Agritope for additional delay in the event that intellectual property rights might otherwise be lost.



[ * ] = Confidential materials omitted and filed separately with the Securities and Exchange Commission.

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5.       PATENT PROSECUTION AND MAINTENANCE.

         5.1 University or a Third-Party Researcher (as University and the Third-Party Researcher may agree) shall control the preparation, filing, prosecution and maintenance of any Licensed Patents, other than Joint Inventions. If Agritope desires that a patent filing (whether provisional or regular) be made with respect to any Program Technology, Agritope may at its election direct the University to make such a filing, and the University shall do so. Such filings shall be made by University at Agritope's expense (subject to the requirement that such expenses be reasonable and incurred in accordance with Section 5.3); provided, however, that if University or such Third-Party Researcher licenses any such Licensed Patents in such Program Technology to any third party subsequently to Agritope's having paid any of Agritope's Share hereunder with respect thereto, University shall reimburse Agritope an amount equal to such other licensee(s)' prorata share of the expenses described in Section 5.4, as if Agritope and such other licensee(s) had been licensees of such Licensed Patent from the first date that such Agritope Share began to accrue hereunder.

         5.2 Agritope or its Affiliate shall have the right, in its sole discretion and at its expense, to control the preparation, filing, prosecution and maintenance of patents on any and all Joint Inventions.

         5.3 The party in control of such patent activities shall use its good faith efforts to provide the other with an opportunity to review and comment on the text of each patent application before filing, and shall supply such other party with a copy of such patent application as filed, together with notice of its filing date and serial number. Each party shall cooperate with the other party, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all applications and patents described in this Section.

         5.4 As used herein, "AGRITOPE'S SHARE" shall mean that percentage of the out-of-pocket expenses of University incurred in connection with the preparation, filing, prosecution up to and through appeal from a final rejection by a patent examiner, and maintenance of the applicable patent applications and patents, including the reasonable fees and expenses of attorneys and patent agents, filing fees and maintenance fees, and the filing of applications under the Patent Cooperation Treaty, but excluding costs associated with any patent infringement actions. Agritope's Share shall be a prorata percentage, shared fairly with the other University licensees, as to patent applications and patents that are licensed by University to any third party. That is, where there are no such other licensees, Agritope's Share shall be 100%, and where the University subsequently makes a grant of a license to a third party (i.e., where Agritope has waived its rights to obtain an exclusive under Section 4.6), Agritope's Share shall, effective from the first date that Agritope bore any such expenses hereunder, be such prorata percentage (half where there is one such other licensee, one-third where there are two, and so on), and the University shall cause Agritope to be reimbursed for prior amounts borne by Agritope, such that Agritope and such other licensees will have borne their shares of all such expenses to that time. Where Agritope acquires an exclusive license pursuant to Section 4.6, the Agritope Share shall remain 100%, and Agritope shall bear, or reimburse University for, any related patent costs including renewal fees not already borne by Agritope hereunder.

6.       TERM AND TERMINATION

         6.1 The term of this Agreement shall begin on the Effective Date and shall, unless earlier terminated as provided herein, continue until expiration of the last remaining License Period. If the term of this Agreement is not so terminated prior to such expiration, any and all then-remaining licenses to Agritope and its Affiliates hereunder shall, upon and after such expiration, become nonexclusive, royalty-free, paid-up and irrevocable.

         6.2 Agritope may at its option terminate this Agreement at any time prior to the Option Exercise upon at least 28 days' written notice to University. Either Agritope or University may at its option and by 28 days' written notice to the other, terminate this Agreement at any time following the later of the first anniversary of the Effective Date or the thirtieth (30th) day following the finalization of the Research Plan, if (and only if) the Option Exercise has not occurred prior to that time.

         6.3 Neither party shall be entitled, except by agreement with the other party, to terminate this Agreement until all the payments due under Section 3.3 have been made, but thereafter Agritope may terminate this Agreement at any time upon at least 120 days' written notice to University.

         6.4 If either party materially breaches any of the terms, conditions or agreements contained in this Agreement to be kept, observed or performed by it, the other party may terminate this Agreement, at its option and without prejudice to any of its other legal or equitable rights or remedies, by giving the party who committed the breach ninety days' notice in writing, unless the notified party within such 90-day period shall have cured the breach; provided, however, that without prejudice to University's other rights or remedies hereunder for a breach by Agritope, University's license under Section 4.4 with respect to any Licensed Product or Agritope-Discovered Product shall not be terminated for any reason following the Commitment Date therefor, it being agreed, however, that Agritope shall be required to obtain, in its sublicenses, and its agreements with its Affiliates, the agreement of such sublicensee and Affiliates to pay, if Agritope does not, any royalties due from Agritope to the University pursuant to Section 4.5.

         6.5 Agritope's obligations regarding payment of royalties accrued as of the date of termination, and the provisions of Sections 7, 9 and 10 hereof shall survive any expiration or termination of this Agreement.

         6.6 If the performance by any party of any of its obligations under this Agreement (other than an obligation to make payment) shall be prevented by circumstances beyond its reasonable control then such party shall be excused from performance of the obligation for the duration of the relevant event. Any party so delayed or impeded shall promptly inform the other parties of the nature of the relevant cause and of the expected duration of the relevant delay or impediment.

7.       CONFIDENTIALITY

         7.1 In the course of the Research Program, whether before or after the Effective Date, a party may disclose, or may have disclosed, to the other confidential information belonging to the disclosing party (the "Discloser's Technology"). The receiving party will maintain in confidence the Discloser's Technology and will not use it for any purpose except as authorized hereunder. Each party shall safeguard such information against disclosure to third parties, including without limitation employees and persons working or consulting for such party that do not have an established, current need to know such information for purposes authorized under this Agreement. This obligation of confidentiality does not apply to restrict use or disclosure by the receiving party of information and material that meet one or more of the following criteria:

              7.1.1 they were properly in the possession of the receiving party, without any restriction on use or disclosure, prior to receipt from the other party;

              7.1.2 they are at the time of disclosure hereunder in the
                    public domain by public use, publication, or general knowledge;

              7.1.3 they become general or public knowledge through no fault of the receiving party following disclosure hereunder;

              7.1.4 they are properly obtained by the receiving party on a non-confidential basis from a third party not under a confidentiality obligation to the disclosing party hereto;

              7.1.5 they are independently developed by or on behalf of the receiving party without the assistance of the confidential information of the other party;

              7.1.6 they are required to be disclosed by order of any court or governmental authority; provided, however, that the receiving party shall use its best efforts to give the disclosing party prior notice of any such disclosure so as to afford the disclosing party a reasonable opportunity to seek, at the expense of the disclosing party, such protective orders or other relief as may be available in the circumstances.

         7.2 Notwithstanding the foregoing provisions Agritope or its Affiliate shall be permitted to disclose:

              7.2.1 any Confidential Program Technology as may be required to be necessarily revealed to any regulatory authorities or, in connection with the exploitation of any Licensed Product or Agritope-Discovered Product, to the extent that it requires to be necessarily revealed to any potential licensee or to collaborators and other persons performing necessary tests and studies, which disclosure shall be made subject to similar conditions of confidentiality and limited use as apply to Agritope; and

              7.2.2 any Confidential Program Technology to its patent
                    attorney or agent or any patent authority in any country as shall require to be necessarily revealed for filing or prosecuting any patent application with respect to any Agritope-Discovered Product.

         7.3 Subject to Sections 7.1 and 7.2 above neither party shall make any public announcement or other publication regarding this Agreement (whether as to the existence or terms hereof) or the Research Program or the results thereof without the prior, written consent of the other party, which consent shall not be unreasonably withheld; provided that neither the foregoing nor Section 7.4 shall prohibit any disclosure that is required by any applicable law, regulation, or by any competent governmental authority (despite the affected party's good faith efforts consistent with law to prevent the applicability of such a requirement).

         7.4 Agritope and its Affiliates will not use the name of University, or of any member of the University staff engaged in the Research Program, in any publicity, advertising or news release without the prior written approval of an authorised representative or University. Neither will University use the name of Agritope or its Affiliates, or any employee of Agritope or its Affiliates, in any publicity without the prior written approval of Agritope and such Affiliate.

8.       INFRINGEMENT

         8.1 Each party shall promptly inform the other of any suspected infringement of any of the Licensed Patents or the infringement or misappropriation of Confidential Program Technology by a third party, to the extent such infringement involves the manufacture, use, or sale of an Agritope-Discovered Product in any applicable Exclusivity Period or of an Unrestricted University-Discovered Product exclusively licensed under Section 4.6 ("Covered Infringement").

         8.2 If a suspected infringement or misappropriation does not involve a Covered Infringement, University may take, or refrain from taking, any action it chooses, with or without notice to Agritope, and Agritope shall have no right to take any action with respect to such suspected infringement or misappropriation, nor to any recoveries with respect thereto. University will exert reasonable efforts to keep Agritope informed of actions University may take as described in the preceding sentence. If the suspected infringement or misappropriation involves a Covered Infringement, University shall, within 30 days of the first notice referred to in Section 8.1, inform Agritope whether or not University intends to institute court action or proceedings against such third party with respect to a Covered Infringement. Agritope will not take any steps toward instituting court action or proceedings against any third party involving a Covered Infringement until University has informed Agritope of its intention pursuant to the previous sentence.

         8.3 If University notifies Agritope that it intends to institute court action or proceedings against a third party with respect to a Covered Infringement, and Agritope and its Affiliates do not agree to join in such court action or proceedings as provided in Section 8.4, University may bring such court action or proceedings on its own and shall in such event bear all costs of, and shall exercise all control over, such court action or proceedings. University may, at its expense, bring such action in the name of Agritope or its Affiliate and/or cause Agritope or its Affiliate to be joined in the suit as a plaintiff. Recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to University.

         8.4 If University notifies Agritope that it desires to institute court action or proceedings against such third party with respect to a Covered Infringement, and Agritope or its Affiliate notifies University within 30 days after receipt of such notice that Agritope or its Affiliate desires to institute court action or proceedings jointly, the court action or proceedings shall be brought jointly in the names of both parties and all costs thereof shall be borne equally. Recoveries, if any, whether by judgment, award, decree or settlement shall, after the reimbursement of each of University and Agritope or its Affiliate for its share of the joint costs in such action, be shared between University and Agritope or its Affiliate as the interests of the parties were affected by the infringement.

         8.5 If University notifies Agritope that it does not intend to institute court action or proceedings against such third party with respect to a Covered Infringement (or fails to give any notice in this respect or to actually bring a court action or proceedings against the third party), Agritope or its Affiliate may institute court action or proceedings on its own. Agritope or such Affiliate shall bear all costs of, and shall exercise all control over, such court action or proceedings. Recoveries, if any, whether by judgment, award, decree or settlement, shall belong solely to Agritope and its Affiliate.

         8.6 Should either University or Agritope or its Affiliates commence a court action or proceedings under the provisions of this Section 8 and thereafter elect to abandon the same, it shall give timely notice to the other party, who may, if it so desires, be joined as a plaintiff in the court action or proceedings (or continue as such if it is already one) and continue prosecution of such court action or proceedings, provided, however, that the sharing of expenses and any recovery of such court action or proceedings shall be as equitably agreed upon between University and Agritope or its Affiliate.

9.       REPRESENTATIONS, WARRANTIES AND INDEMNITIES

         9.1 University represents and warrants that it has full right and authority to grant the option and the licenses granted herein.

         9.2 Each party represents and warrants to the other that to the best of its knowledge and belief it has obtained, and will at all times during the term of this Agreement hold and comply with, all licenses, permits and authorizations necessary to perform this Agreement, as now or hereafter required under any applicable statutes, laws, ordinances, rules and regulations of any applicable national, international and local governments and governmental entities, and in the event of being notified of any deficiency undertakes promptly to use all reasonable endeavours to obtain all such licenses, permits and authorisations.

         9.3 Each party undertakes to use all reasonable endeavours to ensure the accuracy of all information and material provided by it to the other party in relation to the Research Program and in the event of being notified of any error or other deficiency therein, or of the same coming to its notice, promptly to use all reasonable endeavours to supply appropriate corrections. Subject thereto neither party shall be under any further obligation or liability in respect of any error or deficiency (whether before or after the date hereof) and no warranty or representation of any kind is made or given or to be implied as to it sufficiency, accuracy or fitness for purpose or freedom from infringement of intellectual property rights and the recipient party shall in each case be entirely responsible for the use to which it puts the same.

         9.4 Save and subject as aforesaid University shall indemnify Agritope against any and all liability, loss, damage, costs, legal costs (including without limitation reasonable attorneys' fees), professional and other expenses of any nature whatsoever incurred or suffered by Agritope to the extent and only to the extent Agritope is required to meet a claim by any third party from any University negligence, intentional misconduct, or from any breach of University's duties, obligations or warranties hereunder. With respect to any matter for which University has indemnified Agritope hereunder, University shall be afforded the right to control the defense of all actions, to enter into all settlements, judgments or other arrangements in respect thereof, provided that University undertakes and pursues such defense with competent counsel reasonably acceptable to Agritope. Agritope agrees to notify University promptly after it becomes aware of any claim, action or proceeding by a third party and to co-operate with University, at University's expense, in any defense or prosecution thereof.

         9.5 Save and subject as aforesaid Agritope shall indemnify University against any and all liability, loss, damage, costs, legal costs (including without limitation reasonable attorneys' fees), professional and other expenses of any nature whatsoever incurred or suffered by University to the extent and only to the extent University is required to meet a claim by any third party from any Agritope negligence, intentional misconduct, or from any breach of Agritope's duties, obligations or warranties hereunder, or in respect of any injury or damage caused by Agritope's or its Affiliates', or sublicensees' use or exploitation of the rights granted hereunder or pursuant to the terms of this Agreement. With respect to any matter for which Agritope has indemnified University hereunder, Agritope shall be afforded the right to control the defense of all actions, to enter into all settlements, judgments or other arrangements in respect thereof, provided that Agritope undertakes and pursues such defense with competent counsel reasonably acceptable to University. University agrees to notify Agritope promptly after it becomes aware of any claim, action or proceeding by a third party and to co-operate with Agritope, at Agritope's expense, in any defense or prosecution thereof.

         9.6 THE FOREGOING WARRANTIES AND INDEMNITIES ARE IN LIEU OF, AND THE PARTIES EACH DISCLAIM, ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY LAW, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

10.      MISCELLANEOUS

         10.1 This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

         10.2 This Agreement shall not be assignable by either party without the prior written consent of the other party, which consent will not be unreasonably withheld, provided that Agritope shall be entitled to assign its interest in this Agreement to any Affiliate that is demonstrably able to fulfil Agritope's obligations hereunder, and either party shall be entitled to assign its interest in this Agreement where the assignment arises as a result of the assigning of all or substantially of all its assets.

         10.3 All notices, requests or other communication provided for or permitted hereunder shall be given in writing and shall be hand delivered or sent by facsimile (followed by a mailed or couriered confirmation copy), reputable courier or by registered or certified mail, postage prepaid, return receipt requested, to the address set forth on the signature page of this Agreement, or to such other address as either party may inform the other of in writing. Notices will be deemed delivered on the earliest of transmission by facsimile, actual receipt or five days after mailing as set forth herein.

         10.4 Any terms of this Agreement may be amended, modified or waived only in a writing signed by both parties.

         10.5 If any provision of this Agreement shall be held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permitted by law and the parties' fundamental intentions hereunder, and the remaining provisions shall not be affected or impaired.

         10.6 Nothing herein contained shall constitute this a joint venture agreement or constitute either party as the partner, principal or agent of the other, this being an Agreement between independent contracting entities. Neither party shall have the authority to bind the other in any respect whatsoever to third parties. Except as provided herein, nothing contained in this Agreement shall be construed as conferring any right on either party to use any name, trade name, trademark or other designation of the other party hereto, unless the express, written permission of such other party has been obtained.

         10.7 This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Scotland and the parties hereto submit to the non-exclusive jurisdiction of the Scottish Courts.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and acknowledge this Agreement as of the date first written above.



UNIVERSITY COURT OF THE             AGRITOPE, INC.
UNIVERSITY OF EDINBURGH
By:  /S/ KEITH WINTON               By: /S/ ADOLPH J. FERRO
     -------------------------          ------------------------------
Its: DEPUTY DIRECTOR, RESEARCH          Adolph J. Ferro, President
     -------------------------
     AND INNOVATION                 Address: 16160 SW Upper Boones Ferry Rd.
     --------------                          Portland,
                                             Oregon 97224-7744,
Address: Old College                         USA
         South Bridge
         Edinburgh EH8 9YL          Fax:         01 503 670 7703
         Scotland, UK               Attn:        President


Fax:     00 44 131 650 1000
Attn:    The Secretary







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